CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 13, 2000, relating to the financial statements and financial highlights which appears in the September 30, 2000 Annual Report to Shareholders of The Hennessy Mutual Funds, Inc., which is also incorporated by reference into the Registration Statement.



/s/ PricewaterhouseCoopers LLP

New York, New York
January 30, 2002